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                                                                   Exhibit 10.44



                              EMPLOYMENT AGREEMENT

        AGREEMENT dated as of October 8, 1999, between STAN LEE MEDIA, INC., a Colorado corporation (the "Company"), and STEPHEN M. GORDON ("Employee").

        Company currently is engaged in the business of deploying the global brand, intellectual property, development capabilities and goodwill of comic book publisher Stan Lee to the Internet, as well as other new media and traditional media platforms, and the commercial exploitation of such content through e-commerce, product and merchandise sales, online publishing, gaming, distance learning, financial services, sponsorships, co-branding, advertising, product placement and endorsements. Employee is experienced in general management, technology, human resources and operational issues affecting Company.

        Company desires to employ the Employee, and Employee is willing to accept such employment, in each case, subject to the terms and conditions set forth in this Agreement.

        Accordingly, Company and Employee hereby agree as follows:

I. TERM OF EMPLOYMENT

        The term of Employee's employment under this Agreement shall be for a period of five (5) years, commencing as of November 1, 1999, unless earlier terminated as provided in Article IV hereof (the "Employment Period"). Following the initial five (5) year term, this Agreement shall be renewed automatically for successive terms of one (1) year unless either party gives notice to the other at least ninety (90) days prior to the expiration of any such term of its or his intention not to renew.

II. EMPLOYMENT; DUTIES AND ACCEPTANCE

        SECTION 2.01. Employment. Employee shall devote his full-time services, skill and time to the affairs of the Company and the promotion of its interests, and Employee shall not accept other employment during the Employment Period. Employee shall be the Executive Vice President - Operations of Company and shall be responsible, subject always to the direction of the Company's Board of Directors, for working with Company's general management, business development and marketing teams. Employee shall report to Stan Lee, the Chairman and Chief Creative Officer of the Company, to Peter F. Paul, a Company consultant, and as otherwise directed by the Company's Board of Directors. Employee's expenditure of reasonable amounts of time for personal, business, charitable or professional activities shall not be deemed a breach of his undertaking to provide the required services hereunder, subject always to the provisions of Section 5.02 hereof, provided that such activities do not interfere materially with Employee's ability to render such services.

        SECTION 2.02. Acceptance of Employment by Employee. Employee accepts such employment with Company and shall render the services required by this Agreement to be


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rendered by him, and hereby agrees to execute and deliver the Company's
"Confidentiality and Invention Assignment Agreement," in the form attached hereto. The terms of that agreement require the Employee to refrain for a period of time after employment from competing with the Company or using or disclosing the Company's Confidential Information (as defined in the agreement) or any confidential information received during your prior employment in any manner which might be detrimental to or conflict with the business interests of the Company or its employees.

III. EMPLOYEE'S COMPENSATION

        SECTION 3.01. Base Compensation. As compensation for services to be rendered pursuant to this Agreement, Company shall pay Employee and Employee shall accept, a base salary (the "Salary") at the annual rate of One Hundred Thirty-Five Thousand Dollars ($135,000) for the period commencing November 1, 1999 and ending May 31, 2000, increasing to One Hundred Fifty Thousand Dollars ($150,000) for the period commencing June 1, 2000 and ending May 31, 2001, and thereafter, at an annualized rate of not less than One Hundred Seventy-Five Thousand Dollars ($175,000), subject to annual adjustment, upwards but not downwards, for the remainder of the Employment Period, and as the same may be renewed or extended. The salary shall be payable to Employee in semi-monthly payments in accordance with the Company's standard payroll policies.

        SECTION 3.02. Bonus. In addition to the Salary, Employee shall be entitled to an annual bonus (the "Bonus") in the amount of Twenty-Five Thousand Dollars ($25,000) payable on or before December 31, 1999, and thereafter, shall be entitled to such additional bonuses as may be determined by the Company's Board of Directors.

        SECTION 3.03. Stock Options. Company and Employee acknowledge and agree that Employee has previously been granted options to purchase One Hundred Thousand (100,000) shares of the Company's Common Stock pursuant to that certain written compensatory agreement dated July 23, 1999. Employee shall be entitled to such additional stock options as may be granted to him under any Company stock option plan(s) from time to time in effect at the Company.

        SECTION 3.04. Participation in Employee Benefit Plans. Company shall make available to the Employee the Company benefit program currently in effect or as may be established from time to time by its Board of Directors for similarly situated employees, including without limitation, any incentive compensation plans or group benefit plans.

        SECTION 3.05. Vacation and Sick Leave Provisions. Employee shall receive not less than fifteen (15) working days' vacation each year, exclusive of legal holidays. At the option of Employee, unused vacation days may be carried over to succeeding years or Employee shall be entitled to payment therefor at the end of Company's fiscal year or Employee's anniversary date of employment, whichever is mutually determined appropriate by Company and Employee. In addition, the Employee shall be entitled to sick leave benefits during the term of this Agreement in accordance with the customary policies applied to similarly situated employees of the Company.


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        SECTION 3.06. Reimbursement of Expenses. Subject to prior approval by the Company, Employee shall be reimbursed for reasonable expenses incurred in connection with the business of Company upon the presentation by Employee, from time to time, of an itemized account of and proper receipts for such expenditures, including without limitation, a monthly automobile allowance in an amount not less than Seven Hundred Fifty Dollars ($750).

        SECTION 3.07. Other Compensation. Employee shall receive such other compensation as may from time to time be granted to Employee by Company's Board of Directors.

        SECTION 3.08. Withholding. All payments due to Employee under any provisions of this Agreement shall be reduced by any amounts required to be withheld by Company from time to time from such payments under applicable Federal, state or local law or regulations then in effect.

IV. TERMINATION

        SECTION 4.01. Termination by Either Party Upon Notice. Either party may terminate this Agreement, with or without cause, effective upon delivery of written notice of termination to the other party.

        SECTION 4.02. Termination by Company for Cause. Company may, at any time, terminate this Agreement, for Cause. "Cause" means: (a) willful and repeated failure to comply with the lawful directions of the Board of Directors;
(b) gross negligence or willful misconduct in the performance of Employee's duties to the Company; (c) commission of any act of fraud against, or misappropriation of material property belonging to the Company; or (d) action by Employee that is materially injurious to the business or reputation of the Company, in each case as determined in good faith by the Board of Directors, including without limitation, action by Employee involving violation of any criminal statute constituting a misdemeanor involving moral turpitude or a felony, chronic alcoholism or drug addiction.

Upon termination pursuant to the provisions of this Section, Employee would be entitled to receive only such compensation accrued and unpaid as of the termination date.

        SECTION 4.03. Termination for Death and Disability. This Agreement shall be terminated effective immediately and automatically, upon the death or permanent disability of Employee. For purposes of this subsection, "permanent disability" shall be deemed to have occurred if Employee is unable by reason of illness or physical or mental disability to perform the services required under this Agreement for a period aggregating 120 days within any period of 12 consecutive months during the Employment Period. Upon termination for death, Employee would be entitled to receive only such compensation accrued and unpaid as of the termination date. Under termination for permanent disability, Employee would be entitled to receive full compensation and benefits for the initial six
(6) months following the determination



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of "permanent disability", and one-half of such compensation and benefits for the next succeeding six (6) month period.

        SECTION 4.04. Termination Other Than for Cause. If Employee is terminated for any reason other than as set forth in Sections 4.02 and 4.03 hereof, then Employee would be entitled to receive compensation and benefits as follows:

        (a) Cash Severance.

                        (i) During the first, second and third year of this
                Agreement, 200% of the annual Salary at its then current level, payable in a lump sum or at the times such salary would otherwise have been payable were Employee to remain employed with Company, as determined by Employee in his sole discretion, and acceleration of vesting of all options;

                        (ii) During the fourth year of this Agreement, 250% of
                the annual Salary at its then current level, payable in a lump sum or at the times such salary would otherwise have been payable were Employee to remain employed with Company, as determined by Employee in his sole discretion, and acceleration of vesting of all options;

                        (iii) During the fifth year of this Agreement, 299% of
                the annual Salary at its then current level, payable in a lump sum or at the times such salary would otherwise have been payable were Employee to remain employed with Company, as determined by Employee in his sole discretion, and acceleration of vesting of all options; and

                (b) Continuation of Benefits. Company would maintain in full force and effect Employee's benefit plans (or provide Employee with alternative substantially equivalent coverage) for a period equal to nine (9) months, or as otherwise required by applicable Federal and/or state law.

        Further, if Executive is terminated after a Change in Control (as hereinafter defined), or if Executive elects to terminate his employment within six months following a Change in Control, then Executive shall be entitled to receive not less than the compensation and benefits set forth in this Section, including the acceleration of vesting of all options. For purposes of this Section, the term "Change in Control" shall be deemed to have occurred if (i) any "person" (as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than the Company or a subsidiary of the Company (a "Company") or any employee benefit plan sponsored by the Company or any Company shall after the date hereof directly or indirectly acquire or dispose of a beneficial interest (within the meaning of Rule 13d-3 under the Exchange Act) in securities of the Company representing thirty percent (30%) or more of the combined voting power of Company's then outstanding securities, (ii)



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during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Company cease for any reason to constitute a majority thereof (unless each new director was elected by, or on the recommendation of, a majority of the directors then still in office who were directors at the beginning of the period); or (iii) Company disposes of a substantial portion of its assets. In the event of a merger or other business combination in which Company is a party, the term "Board of Directors" shall include the board of directors (or equivalent) of the entity which ultimately, directly or indirectly, succeeds to the business and operations of Company.

        SECTION 4.05. Effect of Termination. Termination of this Agreement shall not release or discharge either party hereto from any obligation, debt or liability which may previously have occurred and remains to be performed upon the date of termination. In addition, the provisions of Article V of this Agreement shall survive such termination or expiration of the term of this Agreement.

V. OBLIGATIONS OF EMPLOYEE

        SECTION 5.01. Acceptance of "Confidentiality and Invention Assignment Agreement". Employee hereby agrees to execute and deliver, and to abide by, the terms and conditions set forth in that certain "Confidentiality and Invention Assignment Agreement" attached hereto.

        SECTION 5.02. Competition. Without Company's prior written approval, Employee agrees that, during the Employment Period (and as the same may be renewed or extended) or, if Employee terminates this Agreement without a material breach by Company, for a period of one (1) year from the date thereof, Employee shall not, directly or indirectly, for his own account or the account of any other person, firm or company, limited solely to super-hero content created for exploitation over the Internet or otherwise (the "Super Hero Business"), (i) offer or sell any products or services, or participate in any business which offers or sells any products or services which compete directly or indirectly with the Super Hero Business on the date of such expiration or termination that Employee would have knowledge of by virtue of his capacity;
(ii) induce or attempt to induce any person(s) or entities which were customers of Company during the Employment Period or were being actively solicited at the time of termination of the Employment Period to cease doing business or not to commence doing business in whole or in part with Company or solicit the business of any such customer which compete with the Super Hero Business on the date of such expiration or earlier termination that Employee would have knowledge of by virtue of his capacity; or (iii) solicit, interfere with, or endeavor to cause any employee or consultant of Company to leave his employment or engagement or induce or attempt to induce any such employee or consultant to breach his employment or engagement agreement with Company. Participation in a business shall include, but not be limited to, serving as a director, officer, employee, agent or other representative of or having an interest in the business as an owner, stockholder, partner, limited partner, joint venturer, material creditor or any other financial interest; provided, however, that the following



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shall not be in violation of this covenant: (i) the ownership by Employee of not more than three (3) percent of the outstanding shares of stock of any such business listed on any national stock exchange or registered under the federal securities laws and actively traded in the over-the-counter market; and (ii) participation by Employee in any capacity in any business, which participation has received a specific written approval of a majority of the Board of Directors of Company.

        SECTION 5.03. Rights and Remedies Upon Breach of Employee's Obligations. Because of the unique and proprietary nature of the Company's Confidential Information and business operations and practices, and the unique character of Employee's services, and because any material breach of any of the provisions of this Agreement will cause irreparable injury to Company for which money damages would not be an adequate remedy, it is understood and agreed that Company's remedy for a material breach by Employee of this Agreement will be inadequate, and that, therefore, in the event of any material breach by Employee of his obligations pursuant to the terms of this Agreement, Company shall be entitled, upon application to any court of competent jurisdiction, to equitable relief (including, without limitation, provisional and permanent injunctive relief and specific performance) in order to enforce or prevent violation of such provision or provisions. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies provided to it by this Agreement or available to it at law or in equity for such breach including, without limitation, the recovery of money damages from Employee.

        SECTION 5.04. Survival of Employee's Obligations. Employee's obligations pursuant to this Article shall survive the termination of this Agreement.

VI. GENERAL PROVISIONS

        SECTION 6.01. Notices. All notices, requests, consents or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by fax,
(b) one (1) day after having been delivered to an overnight air courier or (c) three (3) days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):


               If to Employee:          Stephen M. Gordon
                                        17831 Cathedral Place
                                        Encino, CA   91316
                                        Fax: (818) 342-0215

               If to Company:           Stan Lee Media, Inc.



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                                        15821 Ventura Boulevard, Suite 675
                                        Encino, CA   91436
                                        Attention of Chief Operating Officer
                                        Fax: (818) 461-1760

        SECTION 6.02. Assignment. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits contrary to the foregoing provisions shall be null and void.

        SECTION 6.03. Conflicting Agreements. Employee hereby represents and warrants to Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any employment or other agreement to which he is a party and that he is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

        SECTION 6.04. Indemnification; Insurance. Company shall indemnify Employee and hold Employee harmless from any claims, actions, charges, expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which Employee was or is a party or is threatened to be made a party arising by reason of the fact that Employee is or was an employee of Company. For purposes of this Section, "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, and includes an action or proceeding by or in the right of Company to procure a judgment in its favor, and "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under this Agreement or under the laws of the State of California. In addition, to the extent economically practicable as determined by the Company in its sole discretion, Company shall include Employee as an additional named insured on its insurance policies.

        SECTION 6.05. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall any party hereto be estopped from enforcing any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

        SECTION 6.06. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of any dispute or controversy arising under this Agreement or the transactions contemplated herein, the parties mutually consent to the jurisdiction of the state and federal courts located in Los Angeles, California, and agree that any litigation may be served outside of California with the same force



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and effect as if service had been made in California.

        SECTION 6.07. Entire Agreement; Amendments. This Agreement, including the "Confidentiality and Invention Assignment Agreement" attached hereto, is intended by the parties as a final expression of their Agreement with respect to the terms included herein, and may not be contradicted or varied by evidence of any prior or contemporaneous agreement. All prior negotiations, correspondence, memoranda, and agreements, whether oral or written, are merged herein. Any change, revision or modification of any provision of this Agreement shall not be binding unless executed in writing and signed by a duly authorized representative of each of the parties hereto.

        SECTION 6.08. Headings. Headings contained herein are for convenient reference only; they are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

        SECTION 6.09. Survival of Provisions. In case any one or more of the provisions or any portion of any provision contained in this Agreement (including, without limitation, any geographical or temporal restrictions, contained in Article V hereof) should be found to be invalid, illegal or unenforceable in any respect, such provision or portion thereof shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the validity, legality and enforceability of any such provision shall not in any way be affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

        SECTION 6.10. Arbitration; Attorneys' Fees. Any dispute or conflict which arises between the parties hereto shall be submitted to the American Arbitration Association, before a single arbitrator, in accordance with its then current Commercial Rules in Los Angeles, California, for arbitration and the parties shall be bound by the results of such arbitration in accordance with applicable California law. If either party brings an action for judicial review or enforcement of the arbitration proceedings, award or decision, the prevailing party in any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

        SECTION 6.11. Waiver of Jury. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party irrevocably waives all rights it may have to a jury trial. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY, AND EACH ACKNOWLEDGES THAT NONE OF THE OTHER PARTIES NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER ACKNOWLEDGES THAT



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IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE
SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

        SECTION 6.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered a duplicate original.

        SECTION 6.13. Construction. Each of the parties hereto has been represented by counsel throughout this transaction who has carefully negotiated the provisions hereof. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties. When the context so requires in this Agreement, the masculine gender includes the feminine and/or the neuter, and the singular number includes the plural.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in the case of Company by its duly authorized officer(s) empowered so to act, all as of the date first above written.



                                       STAN LEE MEDIA, INC.,


                                       By: /s/ Stan Lee
                                           -----------------------------------
                                           Stan Lee, Chairman


                                       /s/ Stephen M. Gordon
                                       ---------------------------------------
                                       [Signature of Employee]


                                       Stephen M. Gordon
                                       ---------------------------------------
                                       [Type or Print Name of Employee]



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               CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT


        AGREEMENT dated as of October 8, 1999, between STAN LEE MEDIA, INC., a Colorado corporation and its affiliated companies (collectively, the "Company"), and STEPHEN M. GORDON ("Employee").

        In consideration of the commencement of Employee's employment and the compensation paid to Employee, Employee acknowledges and agrees with the Company as follows:

I. EFFECTIVENESS

        This Agreement shall become effective on the earlier of (i) commencement of Employee's employment with the Company, or (ii) the date and time at which any Confidential Information (as defined in Section 2.01 below) was or is first disclosed to Employee.

II. PROTECTION OF COMPANY'S CONFIDENTIAL INFORMATION

        SECTION 2.01. Confidential Information. The Company has and will develop, compile, and own certain proprietary techniques and confidential information which have great value in its business (said techniques and information being hereinafter referred to, collectively, as "Confidential Information"). The Company has and also will have access to Confidential Information of its Clients. ("Clients" shall mean any persons or entities for whom the Company performs services or furnishes goods, or from whom the Company or Employee obtains information). Confidential Information includes not only information disclosed by the Company or its Clients to Employee in the course of his or her employment, but also information developed or learned by Employee during the course of his or her employment with the Company, such as Innovations (as defined in Section 4.01 below). Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or Clients are engaged or contemplate engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company or Clients, whether or not such information is identified as Confidential Information by the Company or Clients. By example and without limitation, Confidential Information includes all technical and non-technical information including copyright, trade secret and proprietary information, pricing strategies and models, know-how, processes, algorithms, software programs, software source documents, and formulas related to the current, future or proposed products and services of the Company, and includes, without limitation, the Company's information concerning pricing strategies, financial information, procurement and purchasing requirements, business forecasts, and sales and marketing plans and information.



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        Notwithstanding the foregoing, Confidential Information shall expressly exclude any information that (i) was in the public domain at the time it was communicated to the Employee; (ii) entered into the public domain subsequent to the time it was communicated to the Employee through no fault of the Employee;
(iii) was in the Employee's possession free of any obligation of confidence at the time it was communicated to the Employee; (iv) was developed by Employee independently of and without reference to any information communicated to the Employee by the Company; or (v) disclosure was required by any governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement.

        SECTION 2.02. Protection of Confidential Information. Employee agrees that at all times during or after his or her employment, he or she will hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of the Company or Clients except for the benefit of the Company or Clients and in the course of his or her employment with the Company. Employee further agrees not to cause the transmission, removal, or transport of Confidential Information or Innovations from the Company's principal place of business at 15821 Ventura Boulevard, Suite 675, Encino, California, 91436, or such other place of business specified by the Company, without prior written approval of the President of the Company. Employee acknowledges that he or she is aware that the unauthorized disclosure of Confidential Information of the Company or its Clients may be highly prejudicial to their interests, an invasion of privacy, and an improper disclosure of trade secrets. Whenever the approval, designation, specification, or other act of the President of the Company is required under this Agreement, the President may, by written designation, authorize an agent of the Company to perform such act.

III. PRIOR KNOWLEDGE AND RELATIONSHIPS

        SECTION 3.01. Prior Knowledge and Innovations. Except as disclosed on Schedule A to this Agreement, Employee does not know anything about the Company's Confidential Information, other than the information he or she has learned from the Company. Employee also has disclosed on Schedule A a complete list of all inventions or innovations proprietary to Employee and which Employee wants to exclude from the application of this Agreement. The Company agrees to receive and hold all such disclosures in confidence.

        SECTION 3.02. Prior Commitments. Except as disclosed on Schedule A to this Agreement, Employee has no other agreements, relationships, or commitments to any other person or entity which conflict with Employee's obligations to the Company under this Agreement.

        SECTION 3.03. Proprietary Information or Trade Secrets of Others. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Employee represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.




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IV. ASSIGNMENT OF EMPLOYEE INNOVATIONS

        SECTION 4.01. Disclosure. Employee will promptly disclose in writing to the Company all discoveries, developments, designs, ideas, innovations, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registerable under copyright or similar statutes) made, conceived, reduced to practice, or learned by Employee (either alone or jointly with others) during the period of his or her employment, that are related to or useful in the business of the Company, or which result from tasks assigned to Employee by the Company, or from the use of premises owned, leased, or otherwise acquired by the Company (all of the foregoing being hereinafter referred to, collectively, as "Innovations").

        SECTION 4.02. Assignment of Innovations. Employee acknowledges and agrees that all Innovations belong to and shall be the sole property of the Company and shall be Innovations of the Company subject to the provisions of this Agreement. Employee hereby assigns to the Company all right, title, and interest Employee may have or may acquire in and to all Innovations. Employee agrees to sign and deliver to the Company (either during or subsequent to his or her employment) such other documents as the Company considers desirable to evidence (1) the assignment of all rights of Employee, if any, in any Innovations to the Company and/or (2) the Company's ownership of such Innovations. Any provision in this Agreement requiring Employee to assign rights to an Innovation does not apply to any invention that qualifies under California Labor Code Section 2870, which section is reproduced in the Written Notification to Employee attached as Schedule C hereto.

        SECTION 4.03. Power of Attorney. In the event the Company is unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Innovation, whether due to mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his or her behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other right or protections with the same force and effect as if executed and delivered by the Employee.

V. TERMINATION OF EMPLOYMENT

        SECTION 5.01. Delivery of Documents and Data on Termination of Employment. In the event of termination (voluntary or otherwise) of Employee's employment with the Company, Employee agrees, promptly and without request, to deliver to and inform the Company of all documents and data pertaining to his or her employment and the Confidential Information and Innovations of the Company or Clients, whether prepared by Employee or



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otherwise coming into his or her possession or control, and to sign Schedule B to this Agreement. Employee will not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or Innovations of the Company or Clients. Employee recognizes that the unauthorized taking of any of the Company's trade secrets is a crime under California Penal Code Section 499c and is punishable by imprisonment in a state prison or in a county jail for a time not exceeding one year, or by a fine not exceeding Five Thousand Dollars ($5,000), or by both such fine and such imprisonment. Employee further recognizes that such unauthorized taking of the Company's trade secrets could also result in civil liability under California Civil Code Section 3426, and that willful misappropriation may result in an award against Employee for triple the amount of the Company's damages and the Company's attorneys' fees in collecting such damages.

        SECTION 5.02. Obligations of Employee After Termination of Employment. In the event of termination (voluntary or otherwise) of Employee's employment with the Company, Employee agrees that he or she will protect the value of the Confidential Information and Innovations of the Company and Clients and will prevent the misappropriation or disclosure thereof. Employee will not disclose or use to his or her benefit (or the benefit of any third party) or to the detriment of the Company or its Clients any Confidential Information or Innovation. Employee further agrees that for a period of one year immediately following termination (voluntary or otherwise) of Employee's employment with the Company, Employee shall not interfere with the business of the Company by inducing an employee to leave the Company's employ or by inducing a consultant to sever the consultant's relationship with the Company.

        In addition, each party hereto shall refrain thereafter from uttering any disparaging remarks or criticisms of the other party or its officers, directors, shareholders, employees, representatives or agents which might have the effect of injuring such party or such officers', directors', shareholders', employees', representatives' or agents' character, reputations, or profitability, and such party shall be entitled in the case of each such utterance to liquidated damages in the amount of $10,000. Each party hereto acknowledges that the liquidated damages specified above approximate the amount of damages which a party would sustain taking into account, from the nature of the case, that it would be impracticable or extremely difficult to fix the actual damages. Each party hereto acknowledges further that such damages are reasonable under the circumstances existing at the time this Agreement is made and that this provision for liquidated damages is valid under Section 1671 of the California Civil Code. Each party's entitlement to liquidated damages as provided herein is in addition to, and not in lieu of, all its other rights and remedies available hereunder or under applicable law or in equity.

VI. GENERAL PROVISIONS

        SECTION 6.01. Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder shall be in writing and may



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

be personally served or may be deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

               If to the Company:   Stan Lee Media, Inc.
                                    15821 Ventura Boulevard, Suite 675 Encino,
                                    CA 91436 Attention of Chief Operating
                                    Officer.

               If to the Employee:  Stephen M. Gordon
                                    17831 Cathedral Place
                                    Encino, CA   91316

or at such other address as such party shall have specified most recently to the other party by written notice. Notice mailed as provided herein shall be deemed given on the date of delivery, as evidenced by the return receipt.

        SECTION 6.02. Governing Law. This Agreement shall be construed under the substantive laws of the State of California and without giving effect to California choice-of-law or conflict-of-law principles. In the event of any dispute or controversy arising under this Agreement or the transactions contemplated herein, the parties mutually consent to the jurisdiction of the state courts of California and the federal district court for the Central District of California, and agree that any litigation may be served outside of California with the same force and effect as if service had been made in California.

        SECTION 6.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by the Employee without the prior written consent of the Company; provided, however, further, that the Company shall be entitled to assign all its rights and delegate all its duties hereunder without the consent or any act on the part of the Employee. In case of such assignment and delegation of duties by the Company, the Employee hereby agrees to execute any releases and other certificates, agreements and instruments requested by the Company to effectuate the release of the Company from any liabilities and obligations hereunder.

        SECTION 6.04. Entire Agreement; Amendment. This Agreement and the schedules hereto constitutes and contains the entire agreement of the parties hereto and supersedes any and all prior negotiations, correspondence, undertakings and agreements between the parties respecting the subject matter hereof. This Agreement may not be amended or modified, except by written instrument signed by the party to be bound.

        SECTION 6.05. Waiver. Neither any failure nor any delay on the part of the Company or the Employee in exercising any right, power or privilege hereunder shall



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

operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

        SECTION 6.06. Survival of Provisions. In case any one or more of the provisions or any portion of any provision contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision or portion thereof shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the validity, legality and enforceability of any such provision shall not in any way be affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

        SECTION 6.07. Arbitration; Attorneys' Fees. Any dispute or conflict which arises between the parties hereto shall be submitted to the American Arbitration Association in accordance with its then current Commercial Rules in Los Angeles County, California, for arbitration and the parties shall be bound by the results of such arbitration in accordance with the California Code of Civil Procedure Section 1283.05. If either party brings an action for judicial review or enforcement of the arbitration proceedings, award or decision, the prevailing party in any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

        SECTION 6.08. Waiver of Jury. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party irrevocably waives all rights it may have to a jury trial. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY, AND EACH ACKNOWLEDGES THAT NONE OF THE OTHER PARTIES NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

        SECTION 6.09. Employment at Will. Employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of the Company or the Employee. No provision set forth in this Agreement shall limit or otherwise alter the foregoing.

        SECTION 6.10. Counterparts. This Agreement may be executed in two or more counterparts, but all of which, when taken together, shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the Employee and in the case of the Company, by its duly authorized officer empowered so to act, have duly executed this Agreement, as of the date first above written.

        COMPANY:                     STAN LEE MEDIA, INC.,


                                            By: /s/ Stan Lee
                                                ------------------------------
                                                Stan Lee, Chairman

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INNOVATIONS YOU MAKE DURING YOUR EMPLOYMENT, AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO YOUR EMPLOYMENT. EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. EMPLOYEE HAS COMPLETELY FILLED OUT SCHEDULE A TO THIS AGREEMENT AND HAS RECEIVED A COPY OF THE WRITTEN NOTIFICATION TO EMPLOYEE CONTAINING CALIFORNIA LABOR CODE SECTION 2870 ATTACHED AS SCHEDULE C HERETO.



               EMPLOYEE:        /s/ Stephen M. Gordon
                                -----------------------------------
                                STEPHEN M. GORDON




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